United States

Securities and Exchange Commission

Washington, D.C. 20549

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FORM 8-K

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Current Report
Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934,

October 31, 2005	0-25053
Date of Report (Date of earliest event reported)	Commission File Number

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THEGLOBE.COM, INC.

(Exact name of registrant as specified in its charter)

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Delaware	14-1782422
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

110 East Broward Boulevard, Suite 1400
Fort Lauderdale, Florida 33301

(Address of Principal Executive Offices) (Zip Code)

(954) 769-5900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Report includes forward-looking statements related to theglobe.com, inc. that involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to the sale of substantially all of the assets of our subsidiary, SendTec, Inc., as described in this Report, as well as other risks. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these and other factors that could affect theglobe.com, inc.’s future results and business plans, please see the Company’s filings with the Securities and Exchange Commission, including in particular our Annual Report of Form 10-KSB for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 as well as the risk factors set forth in this Report. Copies of these filings are available online at http://www.sec.gov. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially and adversely from management expectations.

Items 1.01, 2.01 and 3.02.

CLOSING OF DISPOSITION OF ASSETS OF SENDTEC, INC; SHARE REDEMPTION; FUNDING OF ESCROW.

As previously reported, on August 10, 2005, theglobe.com, inc. (“theglobe”) entered into an Asset Purchase Agreement with RelationServe Media, Inc. (“RelationServe”), a Nevada corporation, whereby theglobe agreed to sell all of the assets of its subsidiary, SendTec, Inc., (“SendTec”), to RelationServe for $37.5 million in cash, subject to certain adjustments (the “Asset Sale”). On August 23, 2005 we entered into Amendment No. 1 to the Asset Purchase Agreement with RelationServe (the “1st Amendment” and together with the original Asset Purchase Agreement, the “Purchase Agreement”). On October 31, 2005, we completed the Asset Sale. Including adjustments to the Purchase Price (related to excess working capital), we received an aggregate of $39.9 million in cash pursuant to the Asset Sale. In accordance with the terms of an escrow agreement established as a source to secure theglobe’s indemnification obligations under the Purchase Agreement, $1.0 million of the Purchase Price and an aggregate of 2,272,727 shares of our unregistered common stock (valued at $750,000 pursuant to the terms of the Purchase Agreement based upon the average closing price of the stock in the 10 day period preceding the closing) were placed into escrow. To the extent any of these shares are released to RelationServe, they will be issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933. Any shares released from escrow to RelationServe will be entitled to customary “piggy-back” registration rights.

As contemplated by the Purchase Agreement, immediately following the Asset Sale we completed the redemption of approximately 28.9 million shares of our common stock owned by six members of management of SendTec for approximately $11.6 million in cash pursuant to a Redemption Agreement dated August 23, 2005. Pursuant to a Termination Agreement, we also terminated and canceled certain options and warrants held by these six members of management for approximately $400,000 in cash. We also terminated options of a few other non-management employees of SendTec and entered into bonus arrangements with a number of other non-management SendTec employees for amounts totaling approximately $600,000.

RISK FACTORS RELATING TO THE SENDTEC TRANSACTION AND THE DISPOSITION OF THE SENDTEC BUSINESS

The Anticipated Benefits Of The SendTec Asset Sale May Not Be Realized.

The cash proceeds received from the SendTec Asset Sale are expected to provide sufficient liquidity to enable the Company to operate on a going concern basis and to complete the development of and begin the implementation of a strategic business plan. SendTec currently represents the Company’s only profitable business, with its VoIP telephony services and computer games businesses continuing to incur operating losses at the present time. It’s newly acquired Internet services business, Tralliance Corporation (“Tralliance”), is in the process of evolving from the start-up phase of its operations and began collecting fees for its services in October 2005. In order to capitalize on and realize the benefits of the SendTec  Asset Sale, the Company must either sell or dispose of unprofitable businesses, make changes which transform unprofitable businesses into profitable ones, and/or acquire or internally develop new profitable businesses, including Tralliance. There can be no assurance that the Company will be successful in taking any of the above actions which would enable it to achieve satisfactory investment  returns in future periods and realize the benefits of selling its SendTec business.

The Market Price Of theglobe.com’s Common Stock May Decline As A Result Of The SendTec Asset Sale.

The market price of our Common Stock may decline as a result of the SendTec Asset Sale if:

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the sale of the SendTec business, theglobe’s only profitable business, is perceived negatively by investors; or

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investors become skeptical that theglobe can invest the cash proceeds received for the SendTec Asset Sale in businesses that have acceptable returns on investment in future periods.

The market price of theglobe.com’s Common Stock could also decline as a result of unforeseen factors related to the SendTec Asset Sale.

Item 9.01.

Financial Statements and Exhibits.

(c)

Exhibits

99.1

Escrow Agreement dated as of October 31, 2005, by and among theglobe, inc., SendTec, Inc., RelationServe Media, Inc. and Olshan Grundman Frome Rosenzweig & Wolosky LLP.

99.2

Termination Agreement dated as of October 1, 2005, by and among theglobe.com, inc., SendTec, Inc., Paul Soltoff, Eric Obeck, Donald Gould, Harry Greene, Irvine and Nadine Brechner, as tenants by the entirety, Allen Vance, G. Thomas Alison and Steven Morvay.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Theglobe.com, inc.
By:	/s/ EDWARD CESPEDES
Edward Cespedes, President

Dated:   November 4, 2005

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